Exhibit 10.1

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CYNTHIA VALKO (CEO)

GLOBAL INDEMNITY plc (GBLI)

EXECUTIVE EMPLOYMENT AGREEMENT

POSITION & TITLE:	Chief Executive Officer (“CEO”) of Global Indemnity plc (including affiliates, GBLI), reporting to the chairman (“Chairman”) of the board of directors (“Board”) of GBLI.

TERM:	January 1, 2014 through December 31, 2017.

BASE SALARY:	$600,000, effective as of January 1, 2014.

ANNUAL BONUS OPPORTUNITY:	$500,000, payable 50% in cash & 50% in restricted shares (“Bonus Shares”), with bonus amount determination to be based on the achievement of Board approved annual underwriting income, premium volume, and underwriting profitability targets (with true-up), as determined by the Board in its sole discretion and subject to CEO’s continued employment through (i) the bonus payment date with respect to the 50% cash portion and (ii) the Bonus Share grant date with respect to the Bonus Shares. Bonus Shares will vest 1⁄3 on each anniversary of grant subject to CEO’s continued employment with GBLI through each such vesting date and subject to accident year true-up of bonus year underwriting results as of the 3rd anniversary of grant.

STOCK OPTIONS:

CEO was previously granted a stock option award to purchase 300,000 shares of GBLI stock (the “Initial Options”) effective as of September 19, 2011 pursuant to the terms of that certain Executive Employment Term Sheet between CEO and GBLI dated September 12, 2011.

CEO has been granted an additional stock option award, which was approved by the compensation committee of the Board on February 9, 2014, to purchase 300,000 shares of GBLI stock (“2014 Stock Options”). The 2014 Stock Options vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, GBLI achieves Board approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the 3rd anniversary of each such year and

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subject to CEO’s continued employment on each applicable vesting date. The exercise price applicable to the 2014 Stock Options is $25.00 plus (i) GBLI’s average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the 2014 Stock Options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of years commencing with calendar year 2014 and ending on the date the 2014 Stock Options are exercised; provided, however, that in no event shall the exercise price applicable to the 2014 Stock Options be below the fair market value of GBLI shares on the date of grant.

Following termination of CEO’s employment with GBLI, CEO may exercise the 2014 Stock Options that are vested and outstanding as of his termination date for a period of 90 days following such termination, after which period any such 2014 Stock Options that remain unexercised will expire and terminate and may no longer be exercised, provided, however that CEO’s right to exercise such vested 2014 Stock Options shall terminate immediately if (i) CEO fails to provide GBLI, its affiliates and their respective directors, officers, employees, managers, shareholders, members with an executed general release of claims (“Release”) or revokes such Release within any legally applicable revocation period, or (ii) CEO’s employment is terminated by GBLI due to the occurrence of a “Cause Event” (defined below). All 2014 Stock Options that are unvested as of the date of CEO’s termination shall immediately terminate and CEO shall have no further right, title or interest in such 2014 Stock Options. All 2014 Stock Options issued to CEO are and will be subject to the terms of the Global Indemnity plc Share Incentive Plan, as amended, subject to shareholder approval of such plan to the extent required to effect such grant under the plan and any ancillary agreements thereunder.

EMPLOYEE BENEFITS:	CEO is entitled to participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of GBLI and will be provided with four weeks paid vacation annually.

TERMINATION:	CEO’s employment is terminable at the discretion of the Board in which event CEO shall receive as severance an amount equal to one month of Base Salary for each 12 months of employment (prior to the date of termination) unless such termination is by

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reason of the occurrence of a Cause Event, with such amount payable in a lump sum on the 60th date following CEO’s termination date, provided that such payment shall be subject to CEO providing an executed Release and not revoking such Release within any legally applicable revocation period. In the event CEO voluntarily terminates her employment for any reason, she shall not be entitled to the severance payment described above.

CAUSE EVENT:	A “Cause Event” means: (i) conduct of CEO constituting malfeasance, incompetence, gross misconduct, gross negligence, fraud, dishonesty, (ii) CEO is officially charged with or indicted for a felony criminal offense involving moral turpitude, (iii) CEO fails to follow the lawful written instructions of the Board (including a committee thereof or the Chairman), and (iv) substantive violation of GBLI governance, code of conduct, conflict of interest, and similar GBLI policies applicable to all GBLI employees or senior executives.

DISPUTES GOVERNING LAW:	Any disputes shall be resolved by arbitration in Philadelphia, Pennsylvania. The governing law shall be that of New York. The arbitration shall be conducted by a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules & Procedures pertaining at the time the dispute arises. Any arbitration will be conducted on a strictly confidential basis. This agreement to arbitrate and any arbitration hereunder will be interpreted and conducted in all manners necessary to ensure its enforceability.

TAXES/ WITHHOLDING	GBLI shall make such deductions and withhold such amounts from each payment made to CEO hereunder as may be required from time to time by law, governmental regulation or order. CEO shall be entitled to reimbursement for any taxes that may be imposed on her in respect of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) as well as any state, federal or local income or employment taxes imposed on such reimbursement.

OTHER MATTERS:	This agreement incorporates and supersedes all prior agreements among the parties relating to CEO’s employment by GBLI, including without limitation that certain Executive Employment Term Sheet between GBLI and CEO dated September 12, 2011 but excluding the Initial Options and any award agreement governing such Initial Options grant. This agreement may only be amended, the provisions hereof may only be waived, and consents hereunder shall only be effective if the amendment,

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waiver, or consent is evidenced by a written document that is physically signed by CEO and GBLI. It is the intent of the parties that payments and benefits under this agreement comply with, or be exempt from, Section 409A, as amended and, accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent. With respect to any reimbursements or other in-kind benefits provided to CEO by GBLI (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by CEO, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.